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                       MORGAN STANLEY SELECT EQUITY TRUST
                   COHEN & STEERS REIT PORTFOLIO SERIES 2001-4
                            REFERENCE TRUST AGREEMENT

          This Reference Trust Agreement dated October 23, 2001 between MORGAN STANLEY DW INC., as Depositor, Cohen & Steers Capital Management Inc., as Portfolio Supervisor and The Chase Manhattan Bank, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Sears Equity Investment Trust, Trust Indenture and Agreement" dated January 22, 1991, as amended on March 16, 1993, July 18, 1995 and December 30, 1997 (the "Basic Agreement"). Such provisions as are incorporated by reference constitute a single instrument (the "Indenture").

                       WITNESSETH THAT:

          In consideration of the premises and of the mutual agreements herein contained, the Depositor and the Trustee agree as follows:

                                       I.

            STANDARD TERMS AND CONDITIONS OF TRUST

          Subject to the provisions of Part II hereof, all the provisions contained in the Basic Agreement are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument except that the Basic Agreement is hereby amended in the following manner:

          A.  Article I, Section 1.01, paragraph (29) defining
    "Trustee" shall be amended as follows:

          "'Trustee' shall mean The Chase Manhattan Bank, or any successor trustee appointed as hereinafter provided."

          B.   Reference to United States Trust Company of New
     York in its capacity as Trustee is replaced by The Chase
     Manhattan Bank throughout the Basic Agreement.

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          C.   Reference to "Morgan Stanley Dean Witter Select
     Equity Trust" is replaced by "Morgan Stanley Select Equity
     Trust".

          D. Section 1.01-Definitions shall be amended to add the following definition at the end thereof:

          "Portfolio Supervisor" of the Trust shall have the meaning assigned to it in part II of the Reference Trust Agreement.

          E. Section 2.03 is amended to add the following to the end of the first paragraph thereof. The number of Units may be increased through a split of the Units or decreased through a reverse split thereof, as directed by the Depositor, which revised number of Units shall be recorded by Trustee on its books.

          F. Section 3.01 is amended to substitute the following:

          SECTION 3.01. INITIAL COST The costs of organizing the Trust and sale of the Trust Units shall, to the extent of the expenses reimbursable to the Depositor provided below, be borne by the Trust, PROVIDED, HOWEVER, that, to the extent all of such costs are not borne by the Trust, the amount of such costs not borne by the Trust shall be borne by the Depositor and, PROVIDED FURTHER, HOWEVER, that the liability on the part of the Depositor under this Section shall not include any fees or other expenses incurred in connection with the administration of the Trust subsequent to the deposit referred to in Section 2.01. Upon notification from the Depositor that the primary offering period is concluded, the Trustee shall withdraw from the Account or Accounts specified in the Prospectus or, if no Account is therein specified, from the Principal Account, and pay to the Depositor the Depositor's reimbursable expenses of organizing the Trust and sale of the Trust Units in an amount certified to the Trustee by the Depositor. If the balance of the Principal Account is insufficient to make such withdrawal, the Trustee shall, as directed by the Depositor, sell Securities identified by the Depositor, or distribute to the Depositor Securities having a value, as determined under Section 4.01 as of the date of distribution, sufficient for such reimbursement. The reimbursement provided for in this Section shall be for the account of the Unitholders of record at the conclusion of the primary offering period and shall not be

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     reflected in the computation of the Unit Value prior thereto. As used herein, the Depositor's reimbursable expenses of organizing the Trust and sale of the Trust Units shall include the cost of the initial preparation and typesetting of the registration statement, prospectuses (including preliminary prospectuses), the indenture, and other documents relating to the Trust, SEC and state blue sky registration fees, the cost of the initial valuation of the portfolio and audit of the Trust, the initial fees and expenses of the Trustee, Portfolio Consultant fee and legal and other out-of-pocket expenses related thereto, but not including the expenses incurred in the printing of preliminary prospectuses and prospectuses, expenses incurred in the preparation and printing of brochures and other advertising materials and any other selling expenses. Any cash which the Depositor has identified as to be used for reimbursement of expenses pursuant to this Section shall be reserved by the Trustee for such purpose and shall not be subject to distribution or, unless the Depositor otherwise directs, used for payment of redemptions in excess of the per-Unit amount allocable to Units tendered for redemption.

          G. Article III, entitled "Administration of Trust", shall be amended as follows:

          Section 3.05(c)- shall be amended by (a) deleting the first two references to Depositor and replacing each such reference with Portfolio Supervisor, (b) deleting the provisions of Section 3.05(c) following the first sentence thereof ending with the word "below" and
          (c) adding the following in place of the deleted sentences:

                  "The Trustee shall pay to the Portfolio Supervisor from the amount so held pursuant to the immediately preceeding sentence the amounts the Portfolio Supervisor is entitled to receive pursuant to Section 8.07."

          H.   The third through fifth paragraphs of
     Section 3.05 shall be amended to provide as follows:

          On each Distribution Date or within a reasonable period of time thereafter, the Trustee shall distribute by mail to each Unit Holder of record at the close of business on the preceding Record Date at his address appearing on the registration books of the Trustee such Unit

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     Holder's income distribution, computed as hereinafter provided, plus such holder's pro rata share of the cash balance of the Principal Account, each computed as of the preceding Record Date; provided, however, that funds credited to the Principal Account in the event of the failure of consummation of a contract to purchase Securities pursuant to Section 2.01 hereof, funds representing the proceeds of the sale of Securities pursuant to Section 3.08 hereof, and funds representing the proceeds of the sale of Securities under Sections 5.02 or 6.04 in excess of the amounts needed for the purposes of said Sections shall not be distributed until the next Distribution Date or at such earlier date as shall be determined by the Trustee. The Trustee shall not be required to make a distribution from the Principal Amount unless the cash balance on deposit therein available for distribution shall be sufficient to distribute at least $1.00 per Unit in the case of Units initially offered at approximately $1,000 or a proportionately lower amount in the case of Units initially offered at less that $1,000 (e.g. $.001 per Unit in the case of Units initially offered at approximately $1.00).

          The Trustee shall, as of each Record Date, compute and report to the Depositor the per-Unit amount of the monthly income distribution to be made on the next following Distribution Date (the "Monthly Income Distribution") by (i) estimating the annual income of the Trust for the ensuing twelve months (by reference to the most recent distributions made on Securities and any information received by the Trustee with respect to future dividends or other income), (ii) deducting therefrom the estimated costs and expenses to be incurred during the twelve-month period for which such income has been estimated and (iii) dividing the amount so obtained by the result of 12 multiplied by the number of Units outstanding on such Record Date. However, unless the Trustee or the Sponsor determines that the Monthly Income Distribution should be adjusted as provided hereafter, the amount of the Monthly Income Distribution shall be the amount computed by the Trustee on the most recent prior, or concurrently occurring, Quarterly Computation Date (such "Quarterly Computation Date" being the first Record Date and each Record Date occurring at three-month intervals thereafter). The Trustee will adjust the amount of the Monthly Income Distribution computed on each Quarterly Computation Date to reconcile, over the ensuing three Monthly Income Distributions, any variance between net income and distributions made during the preceding three months. Notwithstanding

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     the preceding, the Trustee may reduce the amount of any Monthly Income
     Distribution in the event the Trustee or the Sponsor determines that such adjustment is necessary to avoid, or to respond to, a significant discrepancy between estimated and actual net income. Notwithstanding the foregoing, the Trustee may adjust the amount of the Monthly Income Distribution in order to maintain an average annual cash balance in the Income Account of $0.

          In the event the amount on deposit in the Income Account of the Trust on a Distribution Date is not sufficient for the payment of the amount of income to be distributed on the basis of the aforesaid computation, the Trustee shall advance out of its own funds and cause to be deposited in and credited to the Income Account such amount as may be required to permit payment of the income distribution to be made on such Distribution Date and shall be entitled to be reimbursed, without interest, out of the income subsequently received on the first Record Date following the date of such advance on which such reimbursement may be made without reducing the cash balance of the Income Account to an amount less than that required for the next ensuing distribution. The Trustee shall have a priority claim on any dividends or other income received by the Trust to the extent of all amounts advanced by it pursuant to this paragraph, and such advances shall be considered a lien on the Trust prior to the interest of Unit Holders.

          The amounts to be distributed to each Unit Holder shall be that per-Unit income distribution and pro rata share of the cash balance of the Principal Account of the Trust, computed as hereinabove provided, as shall be represented by the Units owned by such Unit Holder as evidenced by the record books of the Trustee as of the applicable Record Date.

          In computing the distribution to be made to any Unit Holder, fractions of one cent shall be omitted. After any such distribution, any cash balance remaining in the Income Account or the Principal Account shall be held in the same manner as other amounts subsequently deposited in each of such Accounts, respectively.

          I. Section 3.15 shall be amended by adding the following to the end thereof:

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          The Depositor represents that the price paid by any Unit holder for
     Units acquired through reinvestment of Trust distributions will be reduced by the aggregate amount of unpaid deferred sales charge at the time of the purchase to offset any subsequent collection by the Depositor of deferred sales charge in respect of the Units so acquired.

          J. Reference to "Dean Witter Reynolds Inc." is replaced by "Morgan Stanley DW Inc."

          K. Article VIII, entitled "Depositor", shall be amended as follows:

          Section 8.07-Compensation shall be amended by deleting such section and replacing it with the following:

                  The Portfolio Supervisor shall be paid on a quarterly basis in arrears on a Record Date beginning with the January 1, 2002 Record Date, as compensation for providing portfolio supervisory services, an annual fee equal to 0.05% of the average daily net asset value of the Trust, which fee shall accrue daily based on the daily net asset value of the Trust computed pursuant to Section 5.01 (the fee for any day on which an evaluation under Section 5.01 is not made shall be based on the last preceding evaluation under such Section). The Portfolio Supervisor shall also be paid a license fee for licensing a service mark for use by the Trust determined and paid as set forth in the previous sentence except that the license fee shall be an annual fee of 0.10% of the average daily net asset value of the Trust. Such fees shall be deducted from the Income and Principal Accounts as provided in Section 3.05. The Portfolio Supervisor may be removed by the Depositor at any time upon 30 days written notice and the Depositor may appoint a succesor portfolio supervisor (including itself) having qualifications and a rate of compensation satisfactory to the Depositor and the Trustee.

                  In connection with any disposition or other action to be taken in respect of any Security, the Depositor and the Trustee may rely conclusively on the advice of the Portfolio Supervisor and shall have no liability for any loss or depreciation resulting from any action taken in reliance upon such advice.

                  The Portfolio Supervisor shall be under no liability to the Unitholders for any action taken or for refraining from the taking of any action in good faith pursuant to this Indenture or for errors in judgment, but shall be liable only for its own willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duites hereunder. The Portfolio Supervisor may rely in good faith on any paper, order, notice, list, affidavit, receipt, opinion, endoresement, assignment, draft or any other document of any kind prima facie properly executed and submitted to it by the Trustee, counsel or any other persons pursuant to this Indenture and in furtherance of its duties.


                                       II.

                      SPECIAL TERMS AND CONDITIONS OF TRUST

          The following special terms and conditions are hereby agreed to:

          A.   The Trust is denominated Morgan Stanley Select
     Equity Trust Cohen & Steers REIT Portfolio Series 2001-4
     (the "REIT" Trust").

          B. The publicly traded stocks listed in Schedule A hereto are those which, subject to the terms of this Indenture, have been or are to be deposited in trust under this Indenture.

          C.   The term, "Depositor" shall mean Morgan Stanley
     DW Inc.

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          D.   The aggregate number of Units referred to in
     Sections 2.03 and 9.01 of the Basic Agreement is 25,051 for the REIT Trust.

          E. A Unit is hereby declared initially equal to 1/25,051th for the REIT Trust.

          F.   The term "In-Kind Distribution Date" shall mean
     October 17, 2003.

          G. The term "Record Date" shall mean monthly on the 1st day of each month beginning November 1, 2001.

          H. The term "Distribution Dates" shall mean monthly on the 15th day of each month beginning November 15, 2001.

          I.   The term "Termination Date" shall mean
     December 1, 2003.

          J. The "Portfolio Supervisor" shall mean Cohen & Steers Capital Management Inc.

          K. The Trustee's annual fee as defined in Section 6.04 of the Indenture shall be $0.90 per 100 Units if the greatest number of Units outstanding during the period is 10,000,000 or more; $0.96 per 100 Units if the greatest number of Units outstanding during the period is between 5,000,000 and 9,999,999; and $1.00 per 100 Units if the greatest number of Units outstanding during the period is 4,999,999 or less.

          L. For a Unit Holder to receive an "in--kind" distribution during the life of the Trust, such Unit Holder must tender at least 25,000 Units for redemption. There is no minimum amount of Units that a Unit Holder must tender in order to receive an "in-kind" distribution on the In-Kind Date or in connection with a rollover.

          M. The Indenture is amended to provide that the period during which the Trustee shall liquidate the Trust Securities shall not exceed 30 business days commencing on the first business day following the In-Kind Date.

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          (Signatures and acknowledgments on separate pages)

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          The Schedule of Portfolio Securities in the prospectus included in this Registration Statement is hereby incorporated by reference herein as Schedule A hereto.